Exhibit 99.1

Investor Relations inquiries: Jerome Holland Matson, Inc. 510.628.4021 jholland@matson.com	Media inquiries: Jeff S. Hull Matson, Inc. 510.628.4534 jhull@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES SECOND QUARTER 2014 DILUTED EPS OF $0.42,

PROVIDES SECOND HALF 2014 OUTLOOK

•                  2Q14 Revenue of $436.4 million versus $416.6 million in 2Q13

•                  2Q14 Operating Income of $35.7 million versus $36.5 million in 2Q13

•                  2Q14 Net Income of $18.1 million, EBITDA of $53.1 million

•                  Second half 2014 Operating Income to significantly exceed second half 2013 level

•                  Quarterly dividend increased by 6.25 percent to $0.17 per share

HONOLULU, Hawaii (July 31, 2014) — Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $18.1 million or $0.42 per diluted share for the quarter ended June 30, 2014, compared with $20.1 million or $0.47 per diluted share in 2013. Consolidated revenue for the second quarter 2014 was $436.4 million compared with $416.6 million in 2013.

For the six-month period ended June 30, 2014, Matson reported net income of $21.5 million, or $0.50 per diluted share compared with $29.2 million or $0.68 per diluted share in 2013. Consolidated revenue for the six-month period ended June 30, 2014 was $828.9 million, compared with $811.3 million in 2013.

Matt Cox, Matson’s President and Chief Executive Officer, commented, “We had another solid quarter, benefitting from higher freight yields in our major trade lanes, improved lift volumes at SSAT and continuing improvements at Logistics. However, these benefits were offset by lower Hawaii container volume, increased vessel operating expenses stemming from vessel relief activities, and increased terminal handling expenses.”

Mr. Cox continued, “Our operating platform continues to generate significant cash flow that positions us well to fund our fleet renewal program, undertake new growth opportunities and grow our dividend incrementally.  As we look to the balance of 2014, we expect overall results to exceed the results achieved in the second half of 2013.”

Second Half 2014 Outlook

Ocean Transportation: In the second quarter 2014, market growth returned to the Hawaii trade; however, the Company experienced modest competitive losses in eastbound backhaul freight and Pacific Northwest originated commodity freight. For the second half 2014, the Company expects growth in the Hawaii trade to continue, with its Hawaii volume expected to be flat to slightly up compared to the second half of 2013.  A competitor is expected to launch new containership capacity into the Hawaii trade late in 2014 and therefore is not expected to have any material impact on the Company’s volume for the remainder of the year.  In the China trade, overcapacity is expected to continue, with vessel deliveries outpacing demand growth.  However, the Company expects to maintain its volume and average freight rates with high vessel utilization levels, as its expedited service continues to realize a premium to market rates. In Guam, muted growth is expected and the Company envisions its volume to be modestly better than 2013, assuming no new competitors enter the market.

In the second half 2014, the Company expects ocean transportation operating income to significantly increase from the level achieved in the second half of 2013, which was $51.4 million (exclusive of a $9.95 million litigation charge).  For the full year 2014, ocean transportation operating income is expected to be near or slightly above the level achieved in 2013, which was $104.3 million (exclusive of the $9.95 million litigation charge).  This outlook excludes any future impact from the September 2013 molasses incident.

Logistics: In the second half of 2014, the Company expects operating income to be near or slightly higher than comparable 2013 levels, and therefore expects operating income to modestly exceed the full year 2013 level of $6.0 million. The Company expects continuing improvement in volume growth, expense control and warehouse operations.

Interest Expense: The Company expects its interest expense in 2014 to increase over the 2013 amount by approximately $3.5 million due primarily to the Notes financing transaction that closed on January 28, 2014.

Income Tax Expense: The Company expects the full year 2014 effective tax rate to be approximately 40 percent.

Other: The Company expects maintenance capital expenditures for 2014 to be approximately $40.0 million. Additionally, while the Company does not have any scheduled contract payments in 2014 related to its two vessels under construction, it does expect to make additional contributions to its Capital Construction Fund (“CCF”). These deposits could be significant and will have the effect of deferring a portion of the Company’s current cash tax liabilities.

Results By Segment

Ocean Transportation — Three-months ended June 30, 2014 compared with June 30, 2013

	Three-Months Ended June 30
(dollars in millions)	2014	2013	Change
Ocean transportation revenue	$321.1	$310.0	3.6%
Operating costs and expenses	(288.3)	(275.7)	4.6%
Operating income	$32.8	$34.3	(4.4)%
Operating income margin	10.2%	11.1%

Volume (Units) (1)
Hawaii containers	34,800	35,700	(2.5)%
Hawaii automobiles	19,600	23,200	(15.5)%
China containers	15,700	15,400	1.9%
Guam containers	6,200	6,100	1.6%
Micronesia/South Pacific Containers	3,100	2,400	29.2%

(1)                             Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

Ocean transportation revenue increased $11.1 million or 3.6 percent during the second quarter 2014 compared with 2013. The increase was due primarily to higher freight yields across all major trade lanes and higher fuel surcharge revenue; partially offset by lower Hawaii container and automobile volume.

For the second quarter 2014 compared with 2013, Hawaii container volume decreased 2.5 percent due primarily to lower eastbound freight; China volume increased modestly reflecting continued high utilization and demand for Matson’s premium expedited service; Guam volume increased modestly due to timing of shipments; and Micronesia/South Pacific volume increased 29.2 percent due to reconfiguration of the South Pacific service.  Hawaii automobile volume decreased 15.5 percent primarily due to certain customer losses.

Ocean transportation operating income decreased $1.5 million, or 4.4 percent, during the second quarter 2014 compared with 2013. The decrease can be attributed primarily to increased vessel operating expenses associated with reserve vessel deployment for dry-dock and other relief activities and increased terminal handling expenses.  In addition, the Company incurred $1.2 million in legal and other expenses related to the molasses released into Honolulu Harbor in September 2013.  Partially offsetting these decreases to operating income were higher freight yields across all major trade lanes and lower outside transportation costs.

The Company’s SSAT terminal joint venture contributed $2.1 million during the second quarter 2014, compared to a $0.8 million loss in 2013.  The increase was primarily attributable to increased lift volume and the timing of wharfage payments.

Ocean Transportation — Six-months ended June 30, 2014 compared with June 30, 2013

	Six-Months Ended June 30
(dollars in millions)	2014	2013	Change
Ocean transportation revenue	$615.7	$609.9	1.0%
Operating costs and expenses	(573.5)	(557.1)	2.9%
Operating income	$42.2	$52.8	(20.1)%
Operating income margin	6.9%	8.7%

Volume (Units) (1)
Hawaii containers	68,100	70,000	(2.7)%
Hawaii automobiles	42,800	46,200	(7.4)%
China containers	29,400	29,600	(0.7)%
Guam containers	12,200	11,900	2.5%
Micronesia/South Pacific Containers	6,300	4,800	31.3%

(1)          Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

Ocean transportation revenue increased $5.8 million, or 1.0 percent, during the six-month period ended June 30, 2014 compared to 2013. The increase was due primarily to higher freight yields across all major trade lanes and increased volume in the South Pacific; partially offset by lower fuel surcharge revenue and lower Hawaii container and automobile volume.

During the six-month period ended June 30, 2014, Hawaii container volume decreased 2.7 percent primarily to lower eastbound freight; China volume was effectively flat; Guam volume increased modestly due to timing of shipments; and Micronesia/South Pacific volume increased 31.3 percent reflecting a full six months of operations and service reconfiguration in the South Pacific.  Hawaii automobile volume decreased 7.4 percent primarily due to certain customer losses.

Ocean transportation operating income decreased $10.6 million, or 20.1 percent, during the six-month period ended June 30, 2014 compared with 2013. The decrease can be attributed primarily to the timing of fuel surcharge collections in the first quarter 2014 and increased vessel operating expenses associated with reserve vessel deployment for dry-dock and other relief activities in the second quarter 2014 and increased terminal handling expenses.  In addition, the Company incurred $2.2 million in legal and other expenses related to the molasses released into Honolulu Harbor in September 2013.  Partially offsetting these decreases to operating income were higher freight yields across all major trade lanes and lower outside transportation costs.

The Company’s SSAT terminal joint venture contributed $2.3 million during the six-month period ended June 30, 2014, compared to a $0.6 million loss in 2013. The increase was primarily attributable to increased lift volume and the timing of wharfage payments.

Logistics— Three-months ended June 30, 2014 compared with June 30, 2013

	Three-Months Ended June 30
(dollars in millions)	2014	2013	Change
Intermodal revenue	$67.2	$65.4	2.8%
Highway revenue	48.1	41.2	16.7%
Total Logistics Revenue	115.3	106.6	8.2%
Operating costs and expenses	(112.4)	(104.4)	7.7%
Operating income	$2.9	$2.2	31.8%
Operating income margin	2.5%	2.1%

Logistics revenue increased $8.7 million, or 8.2 percent, during the second quarter 2014 compared to 2013. This increase was primarily due to higher highway volume.

Logistics operating income increased by $0.7 million during the second quarter 2014 compared to 2013. The increase was primarily due to a favorable litigation settlement, warehouse operating improvements and increased highway volume; partially offset by lower intermodal yield.

Logistics — Six-months ended June 30, 2014 compared with June 30, 2013

	Six-Months Ended June 30
(dollars in millions)	2014	2013	Change
Intermodal revenue	$121.8	$122.2	(0.3)%
Highway revenue	91.4	79.2	15.4%
Total Logistics Revenue	213.2	201.4	5.9%
Operating costs and expenses	(209.8)	(199.0)	5.4%
Operating income	$3.4	$2.4	41.7%
Operating income margin	1.6%	1.2%

Logistics revenue increased $11.8 million, or 5.9 percent, during the six-month period ended June 30, 2014 compared to 2013. This increase was primarily the result of higher highway and international intermodal volume; partially offset by lower domestic intermodal volume.

Logistics operating income increased by $1.0 million during the six-month period ended June 30, 2014 compared to 2013. The increase was primarily due to a favorable litigation settlement, warehouse operating improvements and increased highway volume; partially offset by lower intermodal yield.

EBITDA and Capital Allocation

Matson generated EBITDA of $53.1 million during the second quarter 2014 compared to $53.8 million in 2013, a decrease of $0.7 million, due to a decrease in ocean transportation operating income, which was mostly offset by improved operating income in logistics.

Maintenance capital expenditures for the second quarter 2014 totaled $15.3 million compared with $3.5 million in 2013.

During the second quarter 2014, Matson’s Board of Directors declared a cash dividend of $0.17 per share payable September 4, 2014, to all shareholders of record as of the close of business on August 7, 2014, which represented a 6.25% increase over Matson’s previous quarterly dividend payment of $0.16 per share.

Liquidity and Debt Levels

Total debt as of June 30, 2014 was $379.9 million, of which $362.8 million was long-term debt.  During the second quarter 2014, cash and cash equivalents decreased by $6.0 million to $223.7 million at June 30, 2014.  The ratio of Net Debt to last twelve month EBITDA was 1.0 as of June 30, 2014.

Teleconference and Webcast

Matson, Inc. has scheduled a conference call at 4:30 p.m. EDT/1:30 p.m. PDT/10:30 a.m. HST today to discuss its second quarter performance.  The call will be broadcast live along with a slide presentation on the Company’s website at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call through Thursday, August 7, 2014 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 68999372.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific.  Matson provides a vital lifeline to the island economies of Hawaii, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California.  The Company’s fleet consists of 18 owned and three chartered vessels including containerships, combination container/roll-on/roll-off ships, and custom-designed barges.  Established in 1987, Matson Logistics extends the geographic reach of Matson’s transportation network throughout the continental U.S. Logistics services include domestic and international rail intermodal, highway brokerage and warehousing.  Additional information about Matson, Inc. is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”).

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors, including the timing of the entry of a competitor in the Guam trade lane; consummating and integrating acquisitions; conditions in the financial markets; changes in our credit profile and our future financial performance; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; the potential adverse effect of the molasses release on Matson’s business and stock price, the potential for changes in the Company’s operations or regulatory compliance obligations and potential governmental agency claims, disputes, legal or other proceedings, fines, penalties, natural resource damages, inquiries or investigations or other regulatory actions, including debarment, relating to the molasses release; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

# # #

MATSON, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30		June 30
(In millions, except per-share amounts)	2014	2013	2014	2013
Operating Revenue:
Ocean transportation	$321.1	$310.0	$615.7	$609.9
Logistics	115.3	106.6	213.2	201.4
Total operating revenue	436.4	416.6	828.9	811.3

Costs and Expenses:
Operating costs	366.9	344.9	714.7	687.7
Equity in (income) loss from terminal joint venture	(2.1)	0.8	(2.3)	0.6
Selling, general and administrative	35.9	34.4	70.9	67.8
Total operating costs and expenses	400.7	380.1	783.3	756.1

Operating Income	35.7	36.5	45.6	55.2
Interest expense	(4.5)	(3.6)	(8.6)	(7.3)
Income Before Income Taxes	31.2	32.9	37.0	47.9
Income tax expense	(13.1)	(12.8)	(15.5)	(18.7)
Net Income	$18.1	$20.1	$21.5	$29.2

Basic Earnings Per Share:	$0.42	$0.47	$0.50	$0.68

Diluted Earnings Per Share:	$0.42	$0.47	$0.50	$0.68

Weighted Average Number of Shares Outstanding:
Basic	43.0	42.7	43.0	42.7
Diluted	43.2	43.0	43.2	43.0

Cash Dividends Per Share	$0.16	$0.15	$0.32	$0.30

MATSON, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(In millions)	2014	2013
ASSETS
Cash and cash equivalents	$223.7	$114.5
Other current assets	254.5	234.4
Total current assets	478.2	348.9
Investment in terminal joint venture	60.1	57.6
Property and equipment, net	721.4	735.4
Other assets	104.9	106.4
Total assets	$1,364.6	$1,248.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$17.1	$12.5
Other current liabilities	204.6	188.1
Total current liabilities	221.7	200.6

Long-term debt	362.8	273.6
Deferred income taxes	330.1	326.1
Other liabilities	108.0	109.8
Total long-term liabilities	800.9	709.5

Total shareholders’ equity	342.0	338.2
Total liabilities and shareholders’ equity	$1,364.6	$1,248.3

Net Debt Reconciliation

June 30,
(In millions)	2014
Total Debt:	$379.9
Less: Total Cash and Cash Equivalents	(223.7)
Net Debt	$156.2

EBITDA Reconciliation

	Three-Months Ended
	June 30			Last Twelve
(In millions)	2014	2013	Change	Months
Net Income	$18.1	$20.1	$(2.0)	$46.0
Add: Income tax expense	13.1	12.8	0.3	29.0
Add: Interest Expense	4.5	3.6	0.9	15.7
Add: Depreciation and amortization	17.4	17.3	0.1	69.1
EBITDA (1)	$53.1	$53.8	$(0.7)	$159.8

(1)         EBITDA is defined as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization.  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.